Exhibit 2.3

                            STOCK PURCHASE AGREEMENT


          THIS AGREEMENT is made this 27th day of January, 2003, by and between U.S. MICROBICS, INC., a Colorado corporation ("BUGS") and USM CAPITAL GROUP, INC., a Nevada corporation ("USM").

         WHEREAS, on September 24, 2002, BUGS and USM executed that certain Capital Stock Exchange Agreement with Commerce Development Corporation, Ltd., a Maryland corporation ("CDC"), with respect to the exchange of common stock of USM Financial Solutions, Inc., a Nevada corporation (the "USM Stock Exchange Agreement"); and

         WHEREAS, pursuant to the USM Stock Exchange Agreement, BUGS received 320,000 shares of the common stock of CDC, having a par value of $0.001 per share (the "CDC Stock") and USM received 480,000 shares of the CDC Stock; and

         WHEREAS, USM desires to sell 100,000 shares of the CDC Stock to BUGS as hereinafter provided;

         NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, BUGS and USM agree as follows:

1. Sale of the CDC Stock. Upon the terms and conditions set forth in this Agreement, USM does hereby sell, assign, transfer, and convey to BUGS, free and clear of all liens and encumbrances, all of its right, title, and interest in and to 100,000 shares of the CDC Stock.

2.       Consideration.  Upon the terms and conditions set forth in this
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Agreement, BUGS has paid to USM the sum of $100 for the CDC Stock, the receipt and sufficiency of which is hereby acknowledged by USM.

3.       Multiple  Counterparts.  This Agreement may be executed in one or more
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counterparts,  each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.       Law  Governing.  This  Agreement shall be construed and governed by the
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laws of the State of  California, and all obligations hereunder shall be deemed performable in San Diego County, California.

5.       Entire  Agreement.  This  instrument  contains the entire understanding
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of the  parties  and may not be changed  orally,  but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

         IN WITNESS WHEREOF, this Agreement has been executed in multiple counterparts on the date first written above.


                                                 U.S. MICROBICS, INC.



                                                 By  /s/ Robert C. Brehm
                                                 -----------------------
                                                 Robert C. Brehm, President





                                                  USM CAPITAL GROUP, INC.



                                                  By  /s/ Conrad Nagel
                                                  --------------------
                                                  Conrad Nagel, President